Exhibit 10.8

CONFIDENTIAL TREATMENT REQUESTED BY PIXELPLUS CO., LTD. THIS EXHIBIT HAS BEEN REDACTED. REDACTED MATERIAL IS MARKED WITH “*” AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

TESTING AGREEMENT

THIS TESTING AGREEMENT (this “Agreement”) is made and entered into this 31st day of May, 2004 by and between PixelPlus Co., Ltd., having its registered office at 5th floor, Kyunggi Bldg., 1017, Ingae-dong, Paldal-gu, Suwon-si, Kyunggi-do, Korea (“PixelPlus”), and Tesna Co., Ltd., having its registered office at Suite # 212, Hyundai I Valley, 223-12, Sangdaewon-dong, Joongwon-gu, Sungnam-si, Kyunggi-do, Korea (“Tesna”).

WITNESSETH:

WHEREAS, PixelPlus is company specialized in design of semi-conductors and is engaged in the business of design, marketing/sales of CMOS IMAGE SENSOR products, and Tesna is a testing service provide for semi-conductors; and

WHEREAS, PixelPlus desires to be provided with test services with respect to its semi-conductor products (CMOS IMAGE SENSOR) by Tesna, and Tesna desires to provide such services to PixelPlus.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1.	DEFINITIONS

As used in this Agreement the following terms shall have the following meanings when used with a capital first letter:

1.1	“Products” shall mean unprobed wafer and CSP package provided by PixelPlus for the Services (as defined below) to be provided by Tesna under this Agreement.

1.2	“Wafer” shall mean the completely processed Products to be provided to Tesna by PixelPlus in unprobed form for the Services to be provided by Tesna for PixelPlus under this Agreement.

1.3	“CSP” shall mean the completely assembled Products to be provided to Tesna by PixelPlus in package form for the Services to be provided by Tesna for PixelPlus under this Agreement.

1.4	“Services” shall mean to wafer, or to conduct final test on, unprobed Wafer and/or CSP for mass production of the same. Furthermore, the Services shall include development of, and analysis on, the test program to be developed for the contemplated tests hereunder.

1.5	“Service Order(s)” shall mean service order issued by PixelPlus to Tesna, clearly stating type of the Products, Service Fee (as defined below), quantity, delivery date, destination and other requests of PixelPlus with respect to the Services.

1.6	“Test Procedure” shall mean a series of processes and procedural steps to be taken by Tesna for its provision of the Services, including wafer/final test procedure either to be provided by PixelPlus to Tesna or to be determined by the parties upon mutual consultation. Such Test Procedure shall be communicated and confirmed by the test document.

1.7	PixelPlus may change, modify, and/or amend the Test Procedure by giving a 7 day prior notice to Tesna in writing or through email.

2.	VOLUME GUARANTEE, EQUIPMENT AND DEVELOPMENT COSTS

2.1	Tesna shall procure the test equipment necessary to provide the Services on as many Products as PixelPlus may request. The number of the Products to be subject to the Services may be adjusted upon mutual consultation between the parties.

2.2	Standard test time shall be determined by the parties upon mutual consultation as one of the test items, and the test shall be conducted based on such standard test time.

2.3	If provision of mass production of Wafer and package test by PixelPlus continues for more than the relevant standard set forth in quotation, no separate fees for the development of, and analysis on, the test program shall be charged and the support from IT SoC Support Center shall be used in lieu thereof.

2.4	Development shall mean and include test program generation, test limit fixing, and performance analysis on chips at the Wafer or package level. Scope of support on development shall be (i) providing support to any of the processes of the development and (ii) completing development of test program for 1st mass production. The development period shall be until the time when development of the test program for 1st mass production is completed.

2.5	With respect to assessment of development costs, the minimum quantity of the Service Order for the mass production by PixelPlus shall be explicitly guaranteed, and such guarantee shall be enough to cover the development costs and equipment use expenses incurred by Tesna.

2.6	Tesna shall own the title to the test program developed by Tesna and the probe card, for which PixelPlus did not pay any manufacturing costs. In order to transfer such title to PixelPlus, PixelPlus shall pay the amount to be separately determined by the parties upon mutual consultation between the two.

3.	SUPPLY OF THE PRODUCTS AND TECHNICAL INFORMATION

3.1	Tesna shall inspect Wafer/package upon its receipt of the same Products based on the inspection standard separately agreed between the parties in order to determine any shortage/excess in quantity and/or defects in the and notify PixelPlus of any such shortage/excess and/or defects within two (2) days of its receipt of the Wafers. Upon receipt of such notice from Tesna, PixelPlus may, at its option, either (i) replace or repair the defective Wafers, or deliver additional Wafers to Tesna, or (ii) adjust the number of the Products to be tested by Tesna by modifying the Services to be provided by Tesna.

3.2	In principle, Tesna shall bear the costs of probe card at mass production stage, while PixelPlus shall reimburse the amount of such costs to Tesna at development or sample base, or initial production stage.

3.3	PixelPlus shall provide technical information to Tesna to the extent necessary for Tesna to provide the Services to PixelPlus hereunder. Tesna shall use such technical information only for the purposes of providing the Services to PixelPlus.

4.	FORECASTING AND ORDERING PROCEDURES

4.1	At the mass production stage, PixelPlus shall provide Tesna with its forecast on the Products to be provided by PixelPlus to Tesna for the Services on a once-per-month basis, and Tesna shall notify PixelPlus of its intent to accept and/or adjust such forecast within seven (7) days of the receipt of the forecast from PixelPlus. Provided, however, that the relevant forecast shall be deemed to have been accepted by Tesna if Tesna fails to give PixelPlus the above notice within the seven (7) day period.

5.	SERVICE FEE AND PAYMENT

5.1	In consideration for the Services to be provided by Tesna hereunder, PixelPlus shall pay the amount specified in the quotation attached hereto as service fee to Tesna.

5.2	Tesna shall issue tax invoice for the Services agreed by the parties as completed to PixelPlus, and such tax invoice shall be in accordance with the relevant documents.

5.3	PixelPlus shall pay the relevant service fee in cash to the designated account of Tesna within 45 days of the issuance of the relevant tax invoice.

5.4	If PixelPlus finds any inaccuracy in the tax invoice, such inaccuracy shall be resolved/settled by the parties upon mutual consultation.

5.5	Any amount payable hereunder shall be paid in Korean Won or USD. The applicable exchange rate shall be the monthly average of the opening basis rate announced by Korea Exchange Bank for the month on which the relevant tax invoice is issued.

6.	OBSERVANCE OF CONFIDENTIAL INFORMATION

6.1	Tesna shall not disclose any trade secret, etc., with respect to PixelPlus including design drawings, information on particulars of the manufacturing process, etc. obtained in its performance under this Agreement to any third party during the term of this Agreement and even after the expiration/termination of this Agreement.

6.2	Tesna shall, upon consultation with PixelPlus, minimize the number of staff members who would have access to the design drawings, particulars of the manufacturing process, etc. provided by PixelPlus, and PixelPlus may demand reduction or replacement of such staff members to Tesna, and in such cases, Tesna shall make necessary changes as demanded by PixelPlus, unless there exists justifiable circumstances not to do so.

7.	TERM AND TERMINATION

This Agreement shall become effective when executed by the parties hereto, and continues to be effective unless either party gives the other party a written notice of termination.

8.	ASSIGNMENT

Either party shall not assign all or a part of its rights or obligations hereunder to a third party without the prior written consent of the other party.

9.	NOTICE

Any notice required to be made hereunder shall be made in writing, through email or by facsimile.

10.	GOVERNING LAW AND ARBITRATION

Any dispute between the parties with respect to validity, interpretation, performance of this Agreement and this Agreement shall be governed by and construed in accordance with the laws of Korea. Any action or proceedings under, and/or with respect to, this Agreement shall be brought before and settled by the Korean court having proper jurisdiction.

11.	MISCELLANEOUS

11.1	In case of any discrepancy or conflict between the parties, the terms and conditions of this Agreement shall prevail over any other documents, except the Service Orders issued by PixelPlus.

11.2	This Agreement constitutes the entire contract between the parties hereto with respect to the subject matter of this Agreement, and may be amended only by parties’ affixing their respective seals or their agreement in writing.

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to sign or affix seals hereto on the date first above written.

PixelPlus Co., Ltd.		Tesna Co., Ltd.

By:	Jan. 30, 2004	By:	Jan. 30, 2004

Name:	Seo Kyu Lee	Name:	Jong Do Lee

Title:	Representative Director	Title:	Representative Director

By:	/s/ Seo Kyu Lee	By:	/s/ Jong Do Lee
Name:	Seo Kyu Lee	Name:	Jong Do Lee

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AND CONFIDENTIAL TERMS HAVE BEEN OMITTED

Quotation

TO:	PixelPlus Co., Ltd.
5 Floor, Kyunggi Building, 1017, Ingae-dong, Paldal-gu, Suwon-si, Kyunggi-do

FROM:	Tesna Inc.
Chong Do Lee Jan. 30, 2004

We wish your continued prosperity and are appreciative of your offer for CMOS Image Sensor Chip Testing Service.

Please find below our quotation of the offered services.

DEVICE: CMOS Image Sensor of PixelPlus

H/W and Quantity: (Chip Probe/Final Testing with Test Program Development)

Tester	Prober/Handler	Illuminator
*****	******************	InterAction or Teradyne

Product	Wafer/CSP Quantity
CMOS Image Sensor – CIF, VGA, MEG	Max. Capa of TESNA/Month

Expenses:

Testing Program Development and Analysis	Use of IT SoC Support Center Support Type
Price/hour – Wafer (Dual, Quad)	USD/hour (*****)
Price/hour -CSP	USD/hour ***cent/chip

(Excluding VAT)

Others:

1.	Other ancillary services to be included in the Test Service shall be as follows:

•	Analysis on test characteristics

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AND CONFIDENTIAL TERMS HAVE BEEN OMITTED

•	Failure analysis

•	Probe Card production expenses

2.	Data Collection and Test results shall be delivered to the customer.

PAYMENT TERMS & CONDITIONS:

1.	Quotation Validity Period: Jun. 20, 2004

2.	THE TERMS OF PAYMENT IS NET (45) DAYS/

BANK INFORMATION:

Bank: Industrial Bank of Korea, Karak Branch

Account No.: ************

Account Holder: Tesna Co., Ltd.

TESNA INC.

/s/ Chongdo Lee
CHONGDO LEE/PRESIDENT